EX-99.2.n

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the use of our report, filed herewith, dated December 31, 2006, relating to the financial statements of China Finance Inc. for the periods indicated therein and to all references to our firm in the Prospectus and the Statement of Additional Information in this Registration Statement on Form N-2.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP

Rochester, New York
June 15, 2007